Exhibit 99.1

          Primus Reports Sequential Quarterly Profit and Revenue Growth

                  Announces Preliminary Fourth Quarter Results

    SEATTLE, Jan. 28 /PRNewswire-FirstCall/ -- Primus Knowledge Solutions, Inc. (Nasdaq: PKSI) today announced preliminary financial results for the fourth quarter ended December 31, 2003.
    Revenues for the fourth quarter of 2003 are expected to be approximately $8.7 million, an increase of approximately 23% compared to $7.1 million reported in the third quarter of 2003, and an increase of approximately
89% compared to $4.6 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 is expected to be approximately $0.02 per share, (which includes a one-time compensation expense of approximately $1.3 million, or $0.05 per share, as described below) compared to net income of $0.02 per share for the third quarter of 2003, and a net loss of $0.09 per share reported in the fourth quarter of 2002. As of December 31, 2003, Primus had cash of approximately $12.1 million compared to $11.4 million at September 30, 2003. Our consolidated operating results include the results of Amacis Group Limited since December 22, 2003, the date of acquisition.
    "Our fourth quarter results continue to demonstrate our commitment to grow revenue and profits. This quarter's success has been built on our streamlined operations and strategic investments in R&D that have allowed us to extend our leadership in the assisted service to self service markets," noted Michael Brochu, president and chief executive officer.
    "The completion of the Amacis acquisition was a key milestone during the fourth quarter. Amacis is a recognized leader in the electronic communications management market, a crucial element in a complete self and assisted service product offering. Amacis brings us blue chip customers, strong industry analyst recognition, talented people, and a stronger European presence. During the quarter, we also closed a $1 million transaction with an existing Primus customer for the Amacis electronic communications solution," added Michael Brochu.
    Total operating expenses for the fourth quarter of 2003 are expected to be approximately $6.6 million, including a one-time compensation expense of approximately $1.3 million related to the company's repurchase of stock options from Mr. Brochu on October 31, 2003 and to a noncompetition agreement entered into with Mr. Brochu on November 13, 2003 (as discussed in further detail in our Report on Form 10-Q for the quarter ended September 30, 2003).
    License revenue from an existing customer represented approximately 28% of total revenue during the fourth quarter of 2003.
    Due to reporting requirements related to the Amacis transaction, Primus will not provide detailed financial information on fourth quarter and annual 2003 financial results until its full earnings release and conference call to be scheduled in February.

    About Primus
    Founded in 1986, Primus Knowledge Solutions develops award-winning software solutions that power self-service to assisted service offerings for mid-market and Global 2000 organizations. Primus knowledge sharing software is used today in call centers, help desks, and Web self service environments to increase customer satisfaction, improve employee efficiency, and lower operating costs. Primus continues to receive industry accolades for its robust product suite. In 2003 alone, Primus received the STAR Award for "Best Support Technology Vendor" from the Service & Support Professionals Association (SSPA), was recognized for its trend-setting products and named one of the "100 Companies that Matter in Knowledge Management" by KMWorld magazine, and received the 2003 CRM Excellence Award from the editors of Customer Interaction Solutions magazine. Global organizations such as 3Com, Airbus, The Boeing Company, CompuCom, Eastman Kodak Co., EMC, Ericsson, Inc., Fujitsu Limited, Inc., IBM, Motorola, and T-Mobile rely on Primus technology to enhance their customer service and support initiatives. Visit www.primus.com for more information.

    NOTE: Primus and Primus Knowledge Solutions are registered trademarks of Primus Knowledge Solutions, Inc. Other products and company names mentioned in this press release may be the trademarks of their respective owners.

    Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about the integration, performance, use, and deployment of Primus products and anticipated future results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There is no guarantee that these results will actually occur. Any forward-looking statements contained in this release are based on current expectations, are not guarantees of future performance, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include the following: any adjustments to our reported financial results made in connection with our 2003 audit or our audit of the financial results of Amacis; difficulties encountered in the integration of personnel and products from recent acquisitions; difficulties encountered in the integration, deployment, or implementation of our products and customer's systems; failure in customer's widespread adoption and use of our products; quality of customer's databases of solutions; fluctuations in customer demand; use of the Web as a delivery vehicle for customer support or eCRM solutions; risk resulting from new product introductions and customer acceptance of new products; rapid technological change; the risks associated with competition and the rapid consolidation of competitors; continued growth in the use of the Internet; the ability of Primus to manage its growth and integration efforts and the ability of Primus to compete successfully in the future, as well as other risks identified in Primus' Securities and Exchange Commission filings, including but not limited to those appearing under the caption "Factors Affecting our Future Operating Results" in Primus' Report on 10-K filed in March of 2003 and Forms 10-Q filed in May, August and November of 2003.

SOURCE  Primus Knowledge Solutions, Inc.
    -0-                             01/28/2004
    /CONTACT:  Investor Relations, +1-206-834-8349, or
Investor.relations@primus.com, or Public Relations, +1-206-834-8325, or ktreat@primus.com, both of Primus Knowledge Solutions, Inc./
    /Web site:  http://www.primus.com /
    (PKSI)

CO:  Primus Knowledge Solutions, Inc.
ST:  Washington
IN:  CPR STW
SU:  ERP